Exhibit 99.1

Retail Bank Executes Expanded $1.04M License Renewal for BIO-key
Biometric Identity Solution Serving 30M Clients

Year-End Cash Position, License Renewal Activity and Receivables
Collections Provide Sound Financial Position to Support Growth

Holmdel, NJ – March 3, 2026 – BIO-key® International, Inc. (NASDAQ: BKYI), a global leader in biometric-centric Identity and Access Management (IAM) solutions, today announced it has secured a $1.04M license renewal and expansion order for its biometric identification solution from a foreign retail bank, a customer since 2015. Reflecting the customer’s ongoing expansion of the solution’s deployment, the value of the one-year renewal increased 30% over the prior year.

BIO-key also disclosed that based on its year-end cash position of $2.7M, anticipated license renewal activity including today’s announcement, and anticipated receivables collections, it believes it has sufficient cash and anticipated cash inflows to support its growth plans internally.

Michael DePasquale, BIO-key’s Chairman and CEO, commented, “We are extremely encouraged by our growing traction in larger scale deployments which we expect to bolster our financial results and working capital position moving forward. We entered 2026 on a solid financial footing with approximately $2.7M in cash and improving visibility on both renewal activity and business development opportunities. These factors, combined with our spending discipline, provide a sound working capital outlook to internally fund our growth initiatives.

The bank’s biometric identification technology deployment has grown from an initial BIO-key rollout of 7M enrolled clients in 2015 to over 30M today. With ten fingerprints enrolled per client, the program now manages more than 300M fingerprints to support fast, consistent bank client identification and verification for in-branch interactions at teller stations, assisted kiosks and ATMs/automated service points. The renewal incorporates anticipated growth of 5% in client enrollment over the coming year.

In addition, approximately 10,000 bank employees use BIO-key’s fingerprint technology to authenticate themselves during daily branch operations and transaction processing, helping the bank enforce strong controls and reduce the risk of unauthorized activity. The system is designed to help extend the trust established during client onboarding into everyday banking. As part of the bank’s know-your-customer (KYC) processes, client fingerprints are verified against the national identity verification system. The certainty of that client identity proofing event is then tied to their BIO-key enrollment and used for positive client identification in subsequent interactions. This helps banks maintain a durable chain of trust that strengthens protection against impersonation, account takeover and fraud.

"Identity assurance is becoming the control point for modern banking. As client service and operations become more automated and AI-assisted, it is essential for banks to deploy robust systems to authenticate customer interactions which can be audited. We are proud to support a 'biometric chain of identity trust' that helps connect day-to-day interactions, whether automated or in person, back to the bank’s original identity proofing,” said Jim Sullivan, BIO-key’s SVP of Strategy and Chief Legal Officer. "BIO-key is proud to provide a scalable biometric platform that has supported this customer’s extraordinary growth over the last decade."

About BIO-key International, Inc. (www.BIO-key.com)

BIO-key is revolutionizing authentication and cybersecurity with biometric-centric, multi-factor identity and access management (IAM) software securing access for over forty million users. BIO-key allows customers to choose the right authentication factors for diverse use cases, including phoneless, tokenless and passwordless biometric FIDO Passkey and in-person authentication options. Its hosted or on-premise PortalGuard IAM solution provides cost-effective, easy-to-deploy, convenient, and secure access to computers, information, applications, and high-value transactions.

BIO-key Safe Harbor Statement

All statements contained in this press release other than statements of historical facts are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are not guarantees of future performance or events and are subject to risks and uncertainties that may cause actual results to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include, without limitation, our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; security breaches; competition in the biometric technology industry; market acceptance of biometric products generally and our products under development; our ability to execute and deliver on contracts and expand in foreign markets; fluctuations in foreign currency exchange rates; our history of losses; and statements of assumption underlying any of the foregoing as well as other factors set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2024 and other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements whether as a result of new information, future events, or otherwise.

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